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Axon Appoints Facebook's Head of VR Hardware Caitlin Kalinowski to Board of Directors

Scottsdale, Ariz., August 28, 2019 — Axon (Nasdaq: AAXN), the global leader in connected public safety technologies, today announced the addition of Caitlin Kalinowski to its board of directors. As the Head of VR Hardware for the Augmented Reality/Virtual Reality division at Facebook, Ms. Kalinowski is a recognized leader in virtual reality and product design.Her appointment became effective August 23, 2019.

“It’s an honor to welcome Caitlin to Axon’s board and we look forward to her contributions to our VR strategy in the public safety space,” says Axon CEO and founder Rick Smith. “She will be a great asset to the company as we continue to equip law enforcement with the tools needed to protect life - especially through the development of empathy-based VR training.”

“I'm excited to join Axon, and for the unique opportunity to use hardware, software and data to improve officer training and the outcomes of encounters between law enforcement and communities,” says Ms. Kalinowski. “Axon creates products that serve not only law enforcement, but also the diverse communities those officers are sworn to protect. I am proud to advise on the engineering of their products and to continue advocating for underrepresented minorities in the fields of technology and design.”

In her current role, Ms. Kalinowski is responsible for the product design and engineering of Oculus’s award-winning VR devices including Oculus Quest and Oculus Rift S. After receiving a Bachelor of Science degree in Mechanical Engineering from Stanford University, she went on to lead technical teams at Apple for the Mac Pro and MacBook Air and was part of the original Unibody MacBook Pro team. Ms. Kalinowski is also on the strategic board of Lesbians Who Tech & Allies, the largest LGBTQ technical organization in the world, serving 30,000 members.

Maintaining strong relationships with shareholders, as well as exhibiting good corporate governance that serves all stakeholders, including customers and employees, is a priority for Axon's board of directors.Axon board members are expected to hold a minimum of 8,000 shares, after receiving sufficient grants to do so. Ms. Kalinowski’s addition to the board brings the total number of independent directors to seven.

About Axon

Axon is a network of devices, apps and people that helps public safety personnel become smarter and safer. With a mission of protecting life, our technologies give customers the confidence, focus and time they need to keep their communities safe. Our products impact every aspect of a public safety officer's day-to-day experience.

We work hard for those who put themselves in harm's way for all of us. To date, there are more than 397,800 software seats booked on the Axon network around the world and more than 221,000 lives and countless dollars have been saved with the Axon network of devices, apps and people. Learn more at www.axon.com or by calling (800) 978-2737.

Apple, MacBook Air, MacBook Pro, and Mac Pro are trademarks of Apple Inc., Facebook is a trademark of Facebook, Inc., Oculus Go, Oculus Quest, and Oculus Rift are trademarks of Facebook Technologies, LLC, and Twitter is a trademark of Twitter, Inc. Axon and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal. All rights reserved.

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